UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2007

HCP, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	1-08895	33-0091377
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3760 Kilroy Airport Way, Suite 300 Long Beach, California		90806
(Address of Principal Executive Offices)		(Zip Code)

(562) 733-5100
(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On December 21, 2007, HCP Mezzanine Lender, LLC, a Delaware limited liability company and wholly owned subsidiary of HCP, Inc. (collectively, “HCP”), entered into certain Omnibus Assignments and certain Assignment and Assumption Agreements (collectively, the “Assignment Agreements”) with JPMorgan Chase Bank, N.A., in its capacity as collateral agent for itself and certain mezzanine note holders (the “Seller” or “Lender”).  In connection with entering into the Assignment Agreements, HCP paid Seller approximately $900 million, in consideration for assuming all of Seller’s rights, obligations, title and interest to certain mezzanine loans having an aggregate face amount of $1.0 billion (collectively, the “Loan”), which Loan represents a portion of the financing used by The Carlyle Group in its purchase of Manor Care, Inc. (“Manor Care”).

The Loan (i) bears interest on the face amount at a floating rate of LIBOR plus 4.0%, (ii) matures in January 2013, (iii) is secured by an indirect pledge of the equity ownership in 339 Manor Care facilities located in 30 states, (iv) is pre-payable at any time subject to payment of yield maintenance during the first twelve months of the term, and (v) is mandatorily pre-payable in January 2012 unless the borrower satisfies certain financial conditions.

  The Assignment Agreements assign to HCP certain rights and obligations of Seller related to the Loan pursuant to (i) that certain Intercreditor Agreement, by and among the lender parties thereto, dated as of December 21, 2007 (the “Intercreditor Agreement”), (ii) those certain Mezzanine Loan Agreements, by and between Seller and the respective borrower parties thereto, each dated as of December 21, 2007 (collectively, the “Mezzanine Loan Agreements”), (iii) those certain Cash Management Agreements, by and between Seller and the respective borrower parties thereto, each dated as of December 21, 2007 (collectively, the “Cash Management Agreements”), and (iv) those certain Guarantees made in favor of Seller and the other lender parties dated as of December 21, 2007 (collectively, the “Guarantees”).  A summary of the material terms of each of the Intercreditor Agreement, the Mezzanine Loan Agreements, the Cash Management Agreements and the Guarantees is set forth below.

The Intercreditor Agreement has customary provisions regarding the rights of senior and junior lenders vis-à-vis one another.  Except for certain consent rights, the senior lenders consisting of mortgage lenders and senior mezzanine lenders holding aggregate indebtedness of $3,600,000,000, shall have more rights than the junior lenders, including HCP, holding the Loan.

The Mezzanine Loan Agreements are each in the original principal amount of $250,000,000.  The borrower parties may prepay the Loan in whole or in part, solely pursuant to (i) a “Permitted Release,” which is the release of an individual property from the mortgage loan, subject to customary conditions and only to the extent that such prepayment (together with all prior prepayments made pursuant to Permitted Releases, Limited Cure Releases (as defined below) and Affected Property Releases (as defined below)) does not exceed 70% of the original principal amount of the Loan, (ii) a “Limited Cure Release,” which is the release of an individual property that is the cause of a property level loan default, or (iii) an “Affected Property Release,” which is a release of an individual property that has suffered a casualty or condemnation and Lender does not make the net proceeds available to borrower for restoration of such individual property.  The Loan shall have the following reserve accounts:  tax and insurance, debt service, replacements, low debt service coverage ratio (“DSCR”), all of which will be waived so long as a more senior loan is requiring such reserves, except for the DSCR reserve accounts, which will only be maintained during a trigger period by the holder of the most junior loan, which is currently HCP.  Transfers of the mortgaged properties and interests in any borrower party are restricted with some exceptions, including (i) a one-time right of all borrower parties to transfer the collateral subject to the Loan under certain customary conditions and a 0.25% assumption fee, and (ii) the ability of borrower parties to transfer up to 49% of the ownership interests in the borrower parties.  Finally, all of the Mezzanine Loan Agreements contain customary representations, warranties and covenants regarding healthcare facilities.

Pursuant to the Cash Management Agreements, the Loan shall have hard cash management with lock-box procedures and accounts under the lenders’ control.  The rent under a master lease covering all of the properties is collected for the borrower parties and deposited into a cash management account and, so long as an event of default shall not have occurred and be continuing, is disbursed to fund the reserve accounts and debt service on the mortgage loan, senior mezzanine loans and junior mortgage loans.

The Guarantees are standard non-recourse carve-out guarantees, which means that the guarantee obligation is triggered only upon the occurrence of certain specified acts or omissions of the borrower parties or, in select instances, the guarantor.  The guarantees are only for damages and losses, except for bankruptcy-related events and non-permitted transfers, in which case, the guarantees are for the full amount of the Loan.

Item 8.01.              Other Events.

In connection with its purchase of the Loan, as described in Item 1.01 herein, HCP issued a press release on December 21, 2007, the text of which is filed as Exhibit 99.1 hereto and specifically incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

HCP hereby files the following exhibit and specifically incorporates it by reference into this Form 8-K:

99.1                        Press Release announcing mezzanine loan investment, dated December 21, 2007.

.

        SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HCP, INC.
(Registrant)

Date:	December 21, 2007	By:	/s/ Edward J. Henning
Edward J. Henning
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Attached as an exhibit to this Current Report on Form 8-K is the document listed below:

Exhibit No.	Description
99.1	Press Release announcing mezzanine loan investment, dated December 21, 2007.